Exhibit 10.32

SECOND ADDENDUM TO OUTSOURCING AGREEMENT

THIS SECOND ADDENDUM TO A CERTAIN OUTSOURCING AGREEMENT (“AGREEMENT”) BETWEEN STRATUS SERVICES GROUP, INC. (“STRATUS”) AND ALS, LLC, AND/OR ANY OF THEIR RELATED ENTITIES OR AFFILIATES, ET. AL. (COLLECTIVELY “ADVANTAGE”) DATED AUGUST 13, 2004, AS AMENDED BY A CERTAIN TERMINATION OF MANAGEMENT AGREEMENT LETTER, DATED MARCH 29, 2005 (THE “LETTER ADDENDUM”) IS HEREBY ENTERED INTO BETWEEN THE PARTIES THIS 8th DAY OF JUNE, 2005.

A. Section 1. TERM OF AGREEMENT shall be amended to add the following:

“If STRATUS is unable to pay ALS in full all monies, including ALS’ $600,000 junior participation interest in the Stratus debt with Capital Temp Funds, a division of Capital Factors, LLC, as successor in interest (“Capital”), but other than monies applicable to the current payroll week by the date the AGREEMENT, as amended, expires according to its terms, i.e., August 13, 2006, then Stratus shall have the option to (1) extend the AGREEMENT for an additional one (1) year term, at such billing rates to be mutually agreed upon by the parties or (2) forego the portion remaining of the additional $600,000 contingent purchase price to be paid to Stratus by ALS pursuant to the terms of the Asset Purchase Agreement between the parties dated June 10, 2005 (the “APA”).”

B. Section 2. INDEPENDENT CONTRACTOR RELATIONSHIP is clarified and restated in its entirety to read as follows:

“STRATUS is hiring ADVANTAGE as an independent employee management contractor, and nothing herein is intended to nor shall create the relationship of employee, partner, joint venturer or associate, or any other relationship between STRATUS and ADVANTAGE, other than that of principal and independent contractor.

ADVANTAGE is an independent service company. Certain employees assigned to ADVANTAGE will be “Contract” employees (“Contract” Employees are Advantage Employees providing a service to STRATUS) of STRATUS, and the temporary Contract Employees will remain under the technical and business directions of ADVANTAGE at all times.”

C. Section 3. TERMINATION of the Agreement shall be amended to add the following:

“Notwithstanding the foregoing, Stratus shall have the right to terminate this AGREEMENT, upon thirty (30) days written notice to ALS, with no termination fee being due and owing; provided, however, that Stratus has paid ALS in full for all monies, including ALS’ junior participation interest in the Stratus debt with Capital, but other than monies applicable to the current payroll week by the termination date, and; pursuant to the Section 8 payment terms, pays such current payroll week by the following Friday.”

D. Section 8. INVOICING of the Agreement shall be replaced in its entirety with the following:

“8. INVOICING

ADVANTAGE’s invoices to STRATUS will be rendered weekly. All invoices shall be billed directly to STRATUS and not to STRATUS clients. Client will receive invoices from STRATUS.

ADVANTAGE’s billings to STRATUS shall be in ADVANTAGE’s standard format, which is set forth on Exhibit C attached hereto, the general form of which STRATUS hereby acknowledges. STRATUS shall, upon receipt of each ADVANTAGE weekly invoice, pay one hundred percent (100%) of such invoice in the form of wire transfer, for that prior week’s payroll, less a $1,350,000 cushion (which includes a $600,000 receivable due from Stratus to ALS, such receivable being more particularly described in the APA), on the Due Date, Friday. Joseph J. Raymond, Sr. has personally guaranteed the $500,000 of the cushion, plus, for a period of one hundred twenty (120) days from May 19, 2005, an additional $750,000 for a total of a $1,250,000 guarantee. After the expiration of such 120 day period, the guarantee will again decrease to a maximum of $500,000. All invoiced amounts must be paid in full by the following Wednesday; if not, same will constitute a “Payment Default”. Upon the occurrence of a Payment Default ALS will then deliver to Stratus and Stratus shall, upon receipt of same, deliver a copy to Capital Temp Funds, or any successor lender thereto (the “Lender”), a notice of Payment Default (“Notice of Default”) (Email to Michael Maltzman, CFO, is considered notice by ALS to Stratus and fax to Jim Rothman is considered notice to Capital Temp Funds by Stratus). Delivery of a Notice of Default shall constitute a material breach under the Outsourcing Agreement, ALS shall simultaneously, upon occurrence of a Payment Default, give five (5) business days notice to Joseph J. Raymond, Sr. that it intends to collect against his guarantee.

All invoices for services rendered by ALS for Stratus’ payrolls for week endings worked subsequent to May 8, 2005 shall be, as more fully described in Section 1.2(a) of the APA, subject to the new Section 8. INVOICING and payment terms hereunder.”

E. The Section of the Agreement following the signature page, entitled “ADDITIONAL CONSIDERATIONS” is deleted in its entirety. However, the Agreement is amended to indicate that Stratus will take back certain costs. Specifically, Stratus will assume the cost of/take back the Downey office and all related personnel with the exception of ALS Risk Management personnel. In addition, Stratus will also rehire Michelle Mills and Bryan Smith. Stratus shall retain the right to solicit additional former Stratus personnel (Regina Pritchard and Richard Jacoby) from ALS, for a period of ninety (90) days from the date hereof. Stratus will assume the costs of employment for Tom Henkel who becomes Stratus’ Director of Sales Operations.

F. Exhibit E, Billing Schedule, shall be replaced in its entirety with the Exhibit “E” attached to this Second Addendum.

G. Section 17, Notification, shall be amended to add, for as long as it continues to serve as Stratus’ Lender, that notices shall also be sent to:

Capital Temp Funds
1799 West Oakland Park Boulevard
Ft. Lauderdale, FL 33311

IN WITNESS WHEREOF, the parties have made and executed this Addendum as of the date first written above.

Stratus Services Group, Inc.	ALS, L.L.C.
By: /s/ Joseph J. Raymond	By: /s/ Michael J. O’Donnell
Name: Joseph J. Raymond	Name: Michael J. O’Donnell
Title: CEO	Title: Managing Member

Advantage Services Group, LLC
By: /s/ Michael J. O’Donnell
Name: Michael J. O’Donnell
Title: Managing Member

EXHIBIT E - BILLING SCHEDULE

RATES		RATES
LI	CLERICAL	LI	CLERICAL

***	***	***	***

* Certain confidential information has been omitted from this Exhibit 10.32 pursuant to a confidential treatment request filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “***” at each place in this Exhibit 10.32 where the omitted information appeared in the original.